Exhibit 10.1
Execution Version

HANNOVER RE BUYER FACILITY AGREEMENT
Dated as of September 24, 2015
Among
SECURITY LIFE OF DENVER INTERNATIONAL LIMITED
VOYA FINANCIAL, INC.

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

HANNOVER RE (IRELAND) LIMITED

and
HANNOVER RÜCK SE

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	TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	10
1.03	Times of Day; Computation of Interest or Fees	11

ARTICLE II.	THE FACILITY TRANSACTION	12
2.01	Issuance of the Promissory Notes	12
2.02	Term and Replacement	15
2.03	Facility Fees	17
2.04	Mutual Restructuring	18
2.05	Replacement Buyers Facility	18
2.06	Certain MAPA Acknowledgements	22

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF VOYA PARTIES		23
3.01	Due Organization	23
3.02	Due Authorization	23
3.03	Noncontravention	23
3.04	Legal Proceedings	24

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF HANNOVER PARTIES	24
4.01	Due Organization	24
4.02	Due Authorization	24
4.03	Noncontravention	24
4.04	Legal Proceedings	25

ARTICLE V.	CONDITIONS TO FACILITY TRANSACTION CLOSING	25
5.01	Condition Precedent to Closing	25
5.02	Voya Condition Precedent to Closing	25

ARTICLE VI.
COVENANTS OF THE PARTIES		25
6.01	Maintenance of Hannover Required Balance	25
6.02	Top-Up Requirement	28
6.03	Replacement Facility by Voya	28
6.04	Fees Payable to Voya following a Failure to Top-Up	29
6.05	No Removal of the Promissory Note by SLDI	31
6.06	Grant of Security Interest by SLDI	32
6.07	Direct Payment by HRI; Acknowledgement of Certain Interest Payment	32
6.08	Last Offer in Selling Promissory Notes	32

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6.09	Voya and SLDI Obligation Following a Liquidation of Promissory Notes	34
6.1	Voya Guarantee and Indemnitee	36
6.11	Amendments and Waivers	37
6.12	Consultation and Consent	37
6.13	Enforcement of Rights; Power of Attorney	37
6.14	Notice of Material Events	37
6.15	Excess Yield Top-Up Requirement	38

ARTICLE VII.
MISCELLANEOUS		39
7.01	Termination; Survival	39
7.02	Amendments, Etc	39
7.03	Notices	39
7.04	Waiver; Cumulative Remedies	41
7.05	Offset	41
7.06	Successors and Assigns	41
7.07	Treatment of Certain Information; Confidentiality	42
7.08	Counterparts; Integration; Effectiveness	42
7.09	Severability	42
7.1	Governing Law	43
7.11	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	43
7.12	ENTIRE AGREEMENT	43

Exhibit A        Form of Promissory Note
Exhibit B        Example Calculation of Calculated Amount and Required Balance
Exhibit C        Last Offer Notice
Schedule 1.01(a)    Calculation of Calculated Amount and Required Balance
Schedule 1.01(b)    Methodology for Determining Market Value of Promissory Notes
Schedule 2.01(a)    List of Promissory Notes on Closing Date
Schedule 2.01(b)    Illustration of Initial Market Value of the Promissory Notes

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HANNOVER RE BUYER FACILITY AGREEMENT
This HANNOVER RE BUYER FACILITY AGREEMENT is entered into as of September 24, 2015, by and among Hannover Life Reassurance Company of America (“HLRUS”), Hannover Re (Ireland) Limited (formerly known as Hannover Life Reassurance (Ireland) Limited) (“HRI”), Hannover Rück SE (“Hannover Re”, and each of HLRUS, HRI and Hannover Re a “Hannover Party” and collectively “Hannover Parties”), Security Life of Denver International Limited (“SLDI”) and Voya Financial, Inc. (“Voya”, and each of Voya and SLDI a “Voya Party” and collectively “Voya Parties”).
WHEREAS, among other parties, HLRUS, HRI, Security Life of Denver Insurance Company (“SLD”) and SLDI entered into that certain Master Asset Purchase Agreement, dated as of January 22, 2009 (as amended, restated or supplemented from time to time, including by the MAPA side letter dated November 18, 2013 among SLD, SLDI, HLRUS and HRI, the “MAPA”);
WHEREAS, pursuant to Section 7.9(d) of the MAPA, HLRUS and HRI may implement a “Buyers Facility” to replace the existing “ING Facility” (each such term as defined in the MAPA); and
WHEREAS, the parties hereto agree to set forth the terms and conditions of such Buyers Facility;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“180-Day Treasury Rate” means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
“Adjusted Downgrade Fee Amount” has the meaning set forth in Section 2.02(b)(ii) hereof.
“Adjusted Top-Up Fee Amount” has the meaning set forth in Section 6.04(d) hereof.
“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such

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Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.
“Agreement” means this Hannover Re Buyer Facility Agreement, as may be amended, restated or supplemented from time to time.
“Alternative Solution” has the meaning set forth in Section 2.04 hereof.
“Ancillary Agreements” means the Reinsurance Trust Agreement, the Segregated Account Agreement, the Asset Management Agreements and the SLD Letter Agreement.
“Applicable Insurance Regulatory Authority” means, with respect to SLD, SLDI, HLRUS or HRI, the applicable primary insurance regulator of such entity.
“Asset Management Agreements” means (i) the Asset Management Agreement dated as of the Closing Date by and between SLD and the Hannover Asset Manager, and (ii) the Asset Management Agreement dated as of the Closing date by and between SLDI and the Hannover Asset Manager.
“Asset Manager” means the Hannover Asset Manager or the Voya Asset Manager, as applicable.
“Business Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in New York, New York and Frankfurt, Germany.
“Calculated Amount” means, as of any date of determination, the “Total Calculated Amount” as calculated pursuant to Schedule 1.01(a) as of the most recent quarter end. An example of the Calculated Amount calculation as of the most recent quarter end preceding the Closing Date is attached hereto as Exhibit B.
“Cash Equivalents” means, as of any particular date, U.S. Treasury securities with a maturity date of not more than ninety (90) days from the date on which any such security is transferred.
“Change of Control” has the meaning set forth in Section 2.02(a) hereof.
“Closing Date” means the date on which the conditions set forth in Article V have been satisfied or waived by the applicable party entitled to waive same and the Promissory Notes are issued.
“Collateral” means collectively the Promissory Notes and Other Collateral.
“Consent Period” has the meaning set forth in Section 2.05(b)(ii).

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“Cooperation Period” has the meaning set forth in Section 2.04 hereof.
“Current Structure” has the meaning set forth in Section 2.04 hereof.
“Custodian” means The Bank of New York Mellon, as custodian of the Segregated Account or any successor custodian selected pursuant to the terms of the Segregated Account Agreement.
“Discounted Value” means, with respect to any Promissory Note, an amount equal to the present value of all remaining principal and interest payments on such Promissory Note (which interest payment shall be estimated based on the Mid-Swap Rate for the period equal to the remaining duration on such Promissory Note plus the Hannover Re Note Spread (as determined under such Promissory Note), each in effect on the date of determination of the Discounted Value), discounted at a rate equal to the yield to maturity on United States Treasury Notes having a maturity equal to the maturity of such Promissory Note (or determined by linear interpolation in the case of no matching maturity) plus 0.10%.
“Downgrade” has the meaning set forth in Section 2.02(b) hereof.
“Downgrade Effective Date” has the meaning set forth in Section 2.02(b)(i) hereof.
“Downgrade Payment Period” has the meaning set forth in Section 2.02(b)(i) hereof.
“Estimated Required Balance Report” has the meaning set forth in Section 6.01(a)(ii) hereof.
“Excess Withdrawal Order” has the meaning set forth in Section 6.01(b)(iv) hereof.
“Excess Yield” has the meaning set forth in Section 6.15 hereof.
“Excess Yield Top-Up Requirement” has the meaning set forth in Section 6.15 hereof.
“Existing Collateral Facilities” means the facilities in place with third-party banks as of the date hereof that provide collateral in respect of the SLD-SLDI Retroceded Business (as such term is defined in the MAPA).

“Expiring Failure to Top-Up” has the meaning set forth in Section 6.04(e) hereof.
“Facility Transaction” means the transactions contemplated by the Transaction Documents.
“Failure to Top-Up” has the meaning set forth in Section 6.02 hereof.

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“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including (i) any supra-national bodies such as the European Union or the European Central Bank and (ii) the Applicable Insurance Regulatory Authority.
“Hannover Asset Manager” means HLRUS.
“Hannover Downgrade Shortfall Amount” means as of any date of determination following a Downgrade, the greater of (i) the Required Balance as of the most recent calendar quarter end minus the Market Value of the available Collateral in the Trust Account and the Segregated Account that provides reserve credit to SLD under applicable Law as of such date, and (ii) the aggregate Voya Facility Amount of all Voya Facilities as of such date.
“Hannover Last Offer Procedures” means the procedures specified in Section 6.08(a) and (b) hereof regarding the sale and transfer of any Promissory Note in the absence of a Hannover Payment Default.
“Hannover Material Adverse Effect” means a material adverse effect upon (i) the business, assets, condition (financial or otherwise) or results of operations of the Hannover Parties, (ii) the binding nature, validity or enforceability of this Agreement or any other Transaction Document against any Hannover Party, (iii) the ability of any Hannover Party or the Hannover Asset Manager, as applicable, to perform its obligations under any Transaction Document to which it is a party, or (iv) the rights or remedies of the Voya Parties against the Hannover Parties under the Transaction Documents.
“Hannover Party(ies)” has the meaning set forth in the first paragraph hereof.
“Hannover Payment Default” means (a) any material payment default by HRI under the Retro Treaty including, without limitation, a failure to top-up the required funds withheld or modified coinsurance amounts as required by the Retro Treaty, (b) HRI’s failure to pay any portion of the facility fees (i) pursuant to Section 6.04(a) hereof as a result of a Failure to Top-Up or (ii) pursuant to Section 2.02(b) hereof as a result of a Downgrade, or (c) Hannover Re’s failure to provide any portion of the $200,000,000 Market Value of Other Collateral that it is required to provide pursuant to Section 6.03(a)(i)(B) hereof, in each case of items (a), (b) or (c), to the extent that such default or failure is not subject to a bona fide dispute by HRI or Hannover Re, as applicable, acting in good faith.

“Hannover Re” has the meaning set forth in the first paragraph hereof.

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“Hannover Re Facility” means this “Buyers Facility” established by Hannover Re pursuant to this Agreement.
“Hannover Required Balance” means, as of any date of determination, the Required Balance as of the most recent quarter end minus the aggregate Voya Facility Amount of all Voya Facilities in effect on such date.
“Hannover Top-Up Shortfall Amount” means as of any date of determination following a Failure to Top-Up but prior to the occurrence of a Downgrade, the greater of (i) the Required Balance as of the most recent calendar quarter end minus the Market Value of the available Collateral in the Trust Account and the Segregated Account that provides reserve credit to SLD under applicable Law as of such date, and (ii) the aggregate Voya Facility Amount of all Voya Facilities as of such date.
“High Offer Price” has the meaning set forth in Section 6.08(b)(i) hereof.
“HLRUS” has the meaning set forth in the first paragraph hereof.
“HRI” has the meaning set forth in the first paragraph hereof.
“Information” has the meaning set forth in Section 7.07 hereof.
“Independent Pricing Source” means the Markit Group Limited or any replacement pricing source mutually agreed to by Voya and the Hannover Parties in writing. In no event shall the Independent Pricing Source be an Affiliate of Voya or Hannover Re.
“Interim Security Funding Report” has the meaning set forth in Section 6.01(a)(iv) hereof.
“Last Offer Notice” has the meaning set forth in Section 6.08(b)(ii) hereof.
“Law” means, at any time and with reference to any Person or property, all then existing laws, statutes, codes, treaties, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, ordinances, directives, orders, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations or to any referenced circumstances or events, and any judicial or administrative interpretation or application of, or insurance regulatory interpretation taken by an Applicable Insurance Regulatory Authority, or decision under, any of the foregoing.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Liquidated Note” has the meaning set forth in Section 6.09 hereof.

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“Liquidation” has the meaning set forth in Section 6.09 hereof.
“MAPA” has the meaning set forth in the first whereas clause hereof.
“Market Value” means (a) in relation to any cash or any certificate of deposit, its nominal or face amount, (b) in relation to any security (other than any Promissory Note) as of any date, the market value thereof as determined in good faith by the Independent Pricing Source as of such date, and (c) in relation to any Promissory Note, as of any date, (i) the market value thereof as determined in good faith by the Independent Pricing Source as of such date in a method consistent with Schedule 1.01(b) or another method mutually agreed by the parties, or (ii) if the Independent Pricing Source is unable to provide such market value for any relevant date, the value as determined in good faith by the Voya Asset Manager as of such date in a method consistent with Schedule 1.01(b). Notwithstanding the foregoing, for the purposes of determining the amount of any excess Collateral to be released in accordance with Section 2.02(b)(iv), Section 2.05(a)(iv), Section 2.05(c), Section 6.01(b)(iv) or Section 6.03(d), the Market Value of the Promissory Notes in aggregate shall not exceed the aggregate face amount.

“Mid-Swap Rate” means, for any period, the end-of-day “Mid Yield” market rate, expressed as a percentage and rounded to the nearest 0.001%, as published on Bloomberg Page GC S23 (or such other page as may replace Bloomberg Page GC S23) for entering into USD LIBOR interest rate swaps with a tenor equal to such period; provided that, as long as Bloomberg Page GC S23 is used to calculate the Mid-Swap Rate, (i) Option 98 (“Table”) shall be chosen to display the relevant rates in table form, (ii) the “Date” option shall be chosen, and (iii) the desired “Custom Date” shall be entered to display historical end-of-day rates for the appropriate rate calculation date.  In the event that a mid-market rate for an interest rate swap with a tenor equal to such period is not listed on Bloomberg Page GC S23, the Administrative Agent shall calculate the rate by interpolating linearly between (i) the mid-market rate, as applicable, with the duration closest to, and greater than, such period, and (ii) the mid-market rate, as applicable, with the duration closest to, and less than, such period.
“Moody’s” means Moody’s Investors Service Inc. or its successor.
“Mutual Restructuring Negotiation Notice” has the meaning set forth in Section 2.04 hereof.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Approved Bank” means any “qualified United States financial institution” as such term is defined in the applicable insurance law of SLD’s domiciliary jurisdiction and listed on the most current list of banks approved by the SVO and acting through the branch so listed, as applicable.
“Note Liquidation Notice” has the meaning set forth in Section 6.08(a) hereof.

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“Ordinary Dividend Capacity” means, for any calendar year, the amount of ordinary dividends that SLD is permitted to pay in respect of such year as calculated under the then current laws of SLD’s state of domicile.

“Other Collateral” means cash, negotiable SVO-listed securities issued by any Person other than any party hereto or any of its Affiliates that are qualifying assets for a credit for reinsurance trust and providing reserve credit to SLD under applicable Law, and/or clean, unconditional and irrevocable letters of credit issued by NAIC Approved Banks reasonably acceptable to SLDI, but does not include any Voya Facility or any interest deposited into the Trust Account or the Segregated Account in respect of amounts held in the Voya Subaccount.
“Peak Projected Hannover Required Balance” means the maximum Hannover Required Balance projected in accordance with the statutory accounting principles applicable to SLD with respect to the Subject Business as set forth in the quarterly projection of the future Hannover Required Balance, which projections HLRUS shall provide to the Voya Parties using HLRUS’s current best estimate assumptions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the per annum rate of interest equal to the average of the daily prime rate of interest as published in the Wall Street Journal, Eastern Edition, for the period during which a payment obligation is outstanding.
“Promissory Note” means each negotiable senior, unsecured note issued by Hannover Re in the form attached hereto as Exhibit A.

“Qualifying Letter of Credit” means a letter of credit permitted under Colorado Insurance Regulation 3-3-3 or any successor law or regulation that provides SLD with full reinsurance reserve credit under applicable Law for the undrawn amount of the letter of credit. Except as otherwise provided in Section 2.01(b), any Qualifying Letter of Credit shall be transferred to the Reinsurance Trustee for deposit in the Trust Account and shall name the Reinsurance Trustee as the beneficiary of such Qualifying Letter of Credit for the benefit of SLD.

“Reinsurance Agreements” means collectively, (a) the Sixth Amendment and Restatement Effective October 1, 2013 of Reinsurance Agreement Effective June 1, 2001 (Agreement number 0900 2962) between SLD and SLDI, and (b) the Sixth Amendment and Restatement Effective October 1, 2013 of Reinsurance Agreement Effective July 1, 2001 (Agreement number 0900 2774) between SLD and SLDI, each as may be further amended, modified, restated or supplemented from time to time.
“Reinsurance Trust” means the trust created under the Reinsurance Trust Agreement.

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“Reinsurance Trust Agreement” means the Reinsurance Trust Agreement dated as of the Closing Date among SLDI, SLD and the Reinsurance Trustee in connection with the reinsurance payment obligations of SLDI under the Reinsurance Agreements, as may be amended, restated or supplemented from time to time.
“Reinsurance Trustee” means The Bank of New York Mellon, as trustee of the Reinsurance Trust or any successor trustee selected pursuant to the terms of the Reinsurance Trust Agreement.
“Remaining Amount” has the meaning set forth in Section 2.05(c).
“Replacement Amount” has the meaning set forth in Section 2.05(c).
“Replacement Notice Date” has the meaning set forth in Section 2.05(b)(ii).
“Required Balance” means, as of any date of determination, the “Required Balance” as calculated pursuant to Schedule 1.01(a) as of the most recent quarter end. An example of the Required Balance calculation as of the most recent quarter end preceding the Closing Date is attached hereto as Exhibit B.
“Required Balance Report” has the meaning set forth in Section 6.01(a)(i) hereof.
“Retro Treaty” means the Reinsurance Agreement (A) between SLDI and HRI, effective as of July 1, 2011, as may be amended, restated or supplemented from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor.
“Security Funding Report” has the meaning set forth in Section 6.01(a)(iii) hereof.
“Segregated Account” means the account of SLD established and maintained under the Segregated Account Agreement.
“Segregated Account Agreement” means the Segregated Account Agreement dated as of the Closing Date by and between SLD and the Custodian.
“SLD” has the meaning set forth in the first whereas clause hereof.
“SLD-HLRUS Reinsurance Agreement” means that certain Reinsurance Agreement made and entered into on November 18, 2013, effective as of 12:00 a.m. New York time on October 1, 2013, by and between SLD and HLRUS, as may be amended, restated or supplemented from time to time.
“SLD Letter Agreement” means that certain letter agreement dated the date hereof between HLRUS, HRI and SLD.

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“SLDI” has the meaning set forth in the first paragraph hereof.
“Subject Business” means the business reinsured under the Reinsurance Agreements.
“Surviving Provisions of Section 2.05” has the meaning set forth in Section 2.05(b)(vi).
“SVO” means the Securities Valuation Office of the NAIC.
“Thunderdome Transaction” means a replacement facility under which (a) SLDI recaptures the relevant business from HRI for no recapture fee, (b) SLD recaptures the relevant business from SLDI, and (c) SLD reinsures the relevant business to HLRUS or if reasonably acceptable to SLD, an affiliate of Hannover Re under a reinsurance agreement substantially similar to the SLD-HLRUS Reinsurance Agreement.

“Top-Up Failure Date” has the meaning set forth in Section 6.02 hereof.
“Top-Up Failure Stub Period” has the meaning set forth in Section 6.04(b)(i) hereof.
“Top-Up Requirement” has the meaning set forth in Section 6.02 hereof.
“Top-Up Shortfall” has the meaning set forth in Section 6.02 hereof.
“Transaction Documents” means collectively this Agreement and the Ancillary Agreements.
“Trust Account” means the trust accounted established under the Reinsurance Trust Agreement.
“Voya” has the meaning set forth in the first paragraph hereof.
“Voya Asset Manager” means Voya Investment Management LLC.
“Voya Credit Event” means Voya’s long term issuer credit rating is below Baa3 from Moody’s or below BBB- from S&P.
“Voya Facility” means any collateral facility, whether through one or more letters of credit or other assets, notes or alternative facility, structure or otherwise, established by Voya or an Affiliate of Voya covering all or any portion of the Required Balance and that provides SLD with full reinsurance reserve credit under applicable Law, to the extent of such facility.
“Voya Facility Amount” means, with respect to each Voya Facility, as of any date of determination, the actual amount of the Voya Facility established to replace any portion of the Hannover Re Facility (i) pursuant to Section 2.02(b) hereof, (ii) pursuant to Section 6.03 hereof, or (iii) any combination thereof.

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“Voya Material Adverse Economic Impact” means with respect to a proposed Thunderdome Transaction pursuant to Section 2.05, any of the following:

(a) the implementation of such Thunderdome Transaction would reasonably be expected to cause a reduction in the aggregate Ordinary Dividend Capacity of SLD for the period commencing with the calendar year in which such Thunderdome Transaction is proposed to be implemented and continuing for the succeeding three (3) calendar years (the “Testing Period”) by more than the greater of (x) 50% of the amount of the aggregate Ordinary Dividend Capacity that SLD would reasonably expect to have for such Testing Period in the absence of the implementation of such Thunderdome Transaction and (y) $35,000,000; or

(b) the implementation of such Thunderdome Transaction would reasonably be expected to result in the imposition of an additional tax on any of Voya, SLD or SLDI or the loss of a tax benefit by any of Voya, SLD or SLDI in an amount that reduces the after-tax earnings of any such Person (i) by more than $30,000,000 in the tax year in which such Thunderdome Transaction is proposed to be implemented or in any of the succeeding three (3) tax years or (ii) by more than $10,000,000 on a net cumulative basis for the period commencing with the tax year in which such Thunderdome Transaction is proposed to be implemented and continuing for the succeeding three (3) tax years;

in each case as certified by Voya to Hannover Re and accompanied by projections prepared by Voya in good faith based on assumptions that Voya believes to be reasonable and demonstrating such effect on SLD’s Ordinary Dividend Capacity, such additional tax or such loss of tax benefit, as applicable.

“Voya Material Adverse Effect” means a material adverse effect upon (i) the business, assets, condition (financial or otherwise) or results of operations of the Voya Parties or SLD, (ii) the binding nature, validity or enforceability of this Agreement or any other Transaction Document against the Voya Parties or SLD, (iii) the ability of either Voya Party or SLD to perform its obligations under any Transaction Document to which it is a party, or (iv) the rights or remedies of any Hannover Party against the Voya Parties or SLD under the Transaction Documents.
“Voya Party(ies)” has the meaning set forth in the first paragraph hereof.
“Voya Payment Amount” has the meaning set forth in Section 6.09(b)(i) hereof.
“Voya Subaccount” has the meaning set forth in Section 6.09(b)(i) hereof.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Transaction Document, unless otherwise specified herein or in such other Transaction Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any

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pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof; (iv) all references in a Transaction Document to articles, sections, exhibits and schedules shall be construed to refer to articles and sections of, and exhibits and schedules to, the Transaction Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

1.03    Times of Day; Computation of Interest or Fees. Unless otherwise specified, (i) all references herein to a day shall be references to a calendar day, and (ii) all references herein to times of day shall be references to Eastern (North America) Time (daylight or standard, as applicable). All computations of interest and fees under this Agreement shall be made based on a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees shall be due on the applicable payment date therefor. If any fee or other amount payable hereunder is not paid when due, such overdue amount shall bear interest at a rate per annum equal to the 180-Day Treasury Rate.

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ARTICLE II.
THE FACILITY TRANSACTION
2.01    Issuance of the Promissory Notes.

(a)Subject to the terms and conditions set forth herein, Hannover Re agrees to issue Promissory Notes to be deposited into the Trust Account on the Closing Date in an aggregate face amount and aggregate Market Value each not less than $2,900,000,000. Schedule 2.01(a) hereto sets forth a list of the Promissory Notes to be deposited into the Trust Account on the Closing Date, including the face amount and maturity date of each such Promissory Note, and Schedule 2.01(b) hereto sets forth an illustration of the initial determination of Market Value for such the Promissory Notes.

(b)From time to time, Hannover Re shall have the right to (i) substitute for any Promissory Note with subject to Section 2.01(c) and 2.01(d), one or more new Promissory Notes having in aggregate the same face amount, greater or equal Market Value, a maturity date no longer than ten (10) years from the date of issuance and an interest rate per annum no greater than the LIBOR Rate (as defined in the Promissory Note) plus two hundred and fifty (250) basis points; (ii) amend any Promissory Note, subject to Section 2.01(c) and 2.01(d), to push back the maturity date to a date no longer than ten (10) years from the date of the amendment and/or revise the interest rate to a rate per annum no greater than the LIBOR Rate plus two hundred and fifty (250) basis points, (iii) substitute any Promissory Note with securities that are qualifying assets for a credit for reinsurance trust benefiting SLD under applicable Colorado law and regulations and have a Market Value that equals or exceeds the Market Value of the Promissory Note being replaced; and/or (iv) substitute any Promissory Note with Qualifying Letters of Credit having an aggregate face amount that equals or exceeds the Market Value of the Promissory Note being replaced, provided that the aggregate face amount of such Qualifying Letters of Credit that Hannover Re may deliver in substitution of Promissory Notes during the term of this Agreement may not exceed $200,000,000. The Voya Parties shall reasonably cooperate, and Voya shall cause SLD to reasonably cooperate, with Hannover Re in connection with any replacement or amendment of a Promissory Note as contemplated by this Section 2.01(b), including by promptly directing the Reinsurance Trustee or Custodian regarding such replacement or amendment. Without limiting the foregoing, Hannover Re may not amend the terms of any Promissory Note while held by or for the benefit of SLD without the prior written consent of the Voya Parties; provided that subject to the Voya Parties’ rights under Section 2.01(c) and Section 2.01(d), the Voya Parties shall not withhold their consent to any amendment to any Promissory Note as described in Section 2.01(b)(ii), and as applicable, the Voya Parties shall promptly instruct, and cause SLD to instruct, the Reinsurance Trustee or Custodian, as applicable, to consent to such amendment. Also, if Hannover Re intends to substitute any Promissory Note with a Qualifying Letter of Credit pursuant to Section 2.01(b)(iii) but such

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letter of credit does not satisfy the definition of a “Qualifying Letter of Credit” under the Reinsurance Trust Agreement, SLDI shall use its commercially reasonable efforts, and Voya shall cause SLD to use its commercially reasonable efforts, to promptly amend the Reinsurance Trust Agreement to allow the Reinsurance Trust to hold such letter of credit. In the event that the Reinsurance Trustee does not agree to amend the Reinsurance Trust Agreement as provided in the prior sentence, then SLDI shall replace the Reinsurance Trustee with a trustee that agrees to such amendment or, upon SLDI’s request, Hannover Re shall cause such Qualifying Letter of Credit to be issued directly to SLD as beneficiary outside of the Reinsurance Trust.
(c)    If Hannover Re elects to substitute a Promissory Note with a new Promissory Note as provided in Section 2.01(b)(i) or amend a Promissory Note as provided in Section 2.01(b)(ii), the following provisions shall apply:
(i)Hannover Re shall provide Voya with at least thirty (30) days prior written notice of Hannover Re’s intent to make such substitution or amendment.
(ii)Prior to making such substitution or amendment, Hannover Re shall use its commercially reasonable efforts to obtain for the new or amended Promissory Note a rating confirmation from the nationally recognized statistical rating organization that rated the Promissory Note being replaced or amended or to otherwise have the new or amended Promissory Note listed by the SVO, in each case using its commercially reasonable efforts to obtain a rating at least equal to the SVO rating for the Promissory Note being replaced or amended. Hannover Re’s obligation to use such commercially reasonable efforts includes, if needed and so long as it would not have a material adverse economic impact on Hannover Re, shortening the duration of the new or amended Promissory Note. Hannover Re shall provide Voya with written notice of any such rating confirmation, new SVO rating obtained and/or Hannover Re’s inability to obtain a rating for the Promissory Note being replaced or amended.
(iii)If for a reason not existing on the date hereof and that does not permit Voya to deliver a Mutual Restructuring Negotiation Notice, Voya reasonably determines that the new or amended Promissory Note will not be a qualifying asset for a credit for reinsurance trust providing reserve credit to SLD under applicable Law, then Voya shall provide Hannover Re with a written notice describing such determination within thirty (30) days of receipt of the notice from Hannover Re referred to in Section 2.01(c)(ii).
(iv)    Within fifteen (15) days of receipt of any notice from Hannover Re regarding its inability to obtain for the new or amended Promissory Note a rating at least equal to the SVO rating for the Promissory Note being replaced or amended or concurrent with Voya’s

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delivery of the notice referred to in Section 2.01(c)(iii), as applicable, Voya shall provide Hannover Re with written notice of Voya’s election to either (A) accept the new or amended Promissory Note, in which case for all purposes of this Agreement, including Section 6.01, the new or amended Promissory Note shall be treated as a Promissory Note satisfying the requirements of this Agreement, or (B) reject the new or amended Promissory Note and terminate the Facility Transaction at a date specified by Voya, with such date to be between one and two years from the date Voya must deliver such notice. If Voya fails to provide an election notice by the time specified in the immediately preceding sentence, Voya shall be deemed to have elected to accept the new or amended Promissory Note as described in clause (A) of such sentence. Nothing in this Section 2.01(b)(iv) shall limit the Voya Parties’ rights under Section 2.02(b) in respect of a Downgrade, which rights shall control notwithstanding the applicability of clause (B) hereof.

(v)    If Voya elects the rejection and termination option described in clause (B) of the first sentence of Section 2.01(c)(iv), the Promissory Note that would have been replaced or amended shall remain in the Trust Account or Segregated Account, as applicable, and all interest and principal payments with respect to such Promissory Note shall be paid into the Trust Account or Segregated Account, as applicable, for so long as such Promissory Note remains in the Trust Account or Segregated Account, as applicable. Also, upon such termination of the Facility Transaction, (x) any modifications to the MAPA made by this Agreement (other than the modifications made under Section 2.06(c) hereof) shall be disregarded, and (y) the MAPA shall govern the respective rights and obligations of the Voya Parties, SLD and the Hannover Parties with respect to the ING Facility and any future Buyers Facility to replace such ING Facility.

(d)    Notwithstanding anything in Section 2.01(c) to the contrary, to the extent that Hannover Re exercises its substitution right under 2.01(b)(i) or amendment right under Section 2.01(b)(ii) in order to satisfy a Top-Up Requirement, Hannover Re shall, prior to making such substitution or amendment, obtain for the new or amended Promissory Note being used to satisfy the Top-Up Requirement a rating confirmation from the nationally recognized statistical rating organization that rated the Promissory Note being replaced or amended or otherwise have such new or amended Promissory Note listed by the SVO, in either case with a rating at least equal to the rating of the Promissory Note being replaced or amended. If Hannover Re is unable to obtain such a rating confirmation or otherwise have such Promissory Note listed by the SVO with a rating at least equal to the rating of the Promissory Note being replaced or amended, then (i) Hannover Re will satisfy the applicable Top-Up Requirement with Other Collateral, and (ii) the provisions of Sections 2.01(c)(ii) through (v) shall not apply.

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(e)    The Hannover Parties hereby acknowledge that pursuant to the Reinsurance Agreements and the Reinsurance Trust Agreement SLD may withdraw any asset contained in the Trust Account at any time for any purpose permitted by Colorado credit for reinsurance law as set forth in the Reinsurance Agreements, provided that Voya shall cause SLD to irrevocably instruct the Reinsurance Trustee to transfer any asset withdrawn from the Trust Account directly to the Segregated Account.

2.02    Term and Replacement.
(a)    Unless terminated pursuant to the express terms of this Agreement, the Facility Transaction shall remain in effect until the Required Balance is zero.
(i)    Notwithstanding anything to the contrary stated in this Agreement, in the event of a Change of Control of SLD or SLDI, the Hannover Parties may, upon ten (10) Business’ Days written notice to the Voya Parties (with a copy to SLD), elect to terminate the Facility Transaction. Effective upon the date of return of all such Collateral required to be returned under the terms of this Agreement, (x) any modifications to the MAPA made by this Agreement (other than the modifications made under Section 2.06(c) hereof) shall be disregarded, and (y) the MAPA shall govern the respective rights and obligations of the Voya Parties, SLD and the Hannover Parties with respect to the ING Facility and any future Buyers Facility to replace such ING Facility.
(ii)    Notwithstanding the foregoing, Voya may, in its sole discretion, notify the Hannover Parties in advance of any Change of Control (including reasonable detail regarding the terms thereof) and request that the Hannover Parties notify Voya whether the Hannover Parties will terminate the Facility Transaction as a consequence of such Change of Control, and the Hannover Parties shall be obligated to respond to such request in writing within thirty (30) Business Days of their receipt thereof indicating their election to either terminate or continue the facility. The failure of the Hannover Parties to respond to such request within such thirty (30) Business Day period shall be deemed to be an election to continue the Facility Transaction notwithstanding such Change of Control. Should the Hannover Parties elect to terminate the Facility Transaction, then effective upon the date of return of all such Collateral required to be returned under the terms of this Agreement, (x) any modifications to the MAPA made by this Agreement (other than the modifications made under Section 2.06(c) hereof) shall be disregarded, and (y) the MAPA shall govern the respective rights and obligations of the Voya Parties, SLD and the Hannover Parties with respect to the ING Facility and any future Buyers Facility to replace such ING Facility.
For purposes of this Section 2.02(a), a “Change of Control” means an event or series of events by which Voya fails to own, directly or indirectly, a majority of

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the voting ownership interests in either SLD or SLDI unless (x) the successor owner of SLD or SLDI assumes any and all obligations of Voya under the Transaction Documents (and all references to Voya shall be deemed to be such Person), (y) the successor owner has a long term issuer credit rating from each of Moody’s and S&P equal to or higher than Voya’s long term issuer credit rating from such rating agency immediately prior to such change of control, and (z) the Hannover Parties have provided their prior written consent to such assumption by the successor owner, such consent not to be unreasonably withheld, conditioned or delayed.
(b)    In addition to the Voya Parties’ replacement rights with respect to the Hannover Re Facility set forth elsewhere in this Agreement, if any Promissory Note is rated below NAIC-2 by the SVO or, if the Promissory Note has a “Filing Exempt” designation with the SVO, below the rating of the applicable rating agency that is equivalent to NAIC-2 (a “Downgrade”), SLDI shall have the right to replace the Hannover Re Facility in part or in full with a Voya Facility up to an aggregate amount of the total Required Balance, rounded up to the nearest $100,000, at any time and from time to time upon written notice to the Hannover Parties; provided that if a Downgrade is the result of a change in rating agency methodologies with respect to the rating of the Promissory Notes and is therefore not the result of Hannover Re credit deterioration, then Section 2.04 shall apply rather than this Section 2.02(b).
(iv)In the event of a Downgrade, on the earlier of (x) the date that SLD fails to obtain full reserve credit under applicable Law for the Subject Business in an amount equal to the Required Balance as a result of such Downgrade and (y) the date of the establishment of a Voya Facility pursuant to this Section 2.02(b) (the “Downgrade Effective Date”), and on each of the subsequent nine (9) anniversary dates of the Downgrade Effective Date, HRI shall pay to SLDI a facility fee equal to (i) 2.25%, multiplied by (ii) the weighted average of the Hannover Downgrade Shortfall Amount as estimated by SLDI for the subsequent twelve (12) month period from and including the Downgrade Effective Date or its anniversary date to but excluding its next immediate anniversary date (each, a “Downgrade Payment Period”), multiplied by (iii) a fraction equal to the number of days in the relevant Downgrade Payment Period divided by 360.
(ii)    Within thirty (30) days following the end of each of the ten (10) anniversary dates of the Downgrade Effective Date, SLDI shall calculate the actual weighted average of the Hannover Downgrade Shortfall Amount for the immediately preceding Downgrade Payment Period and notify HRI of the amount of the facility fee that would have been payable by HRI pursuant to Section 2.02(b)(i) above had such actual weighted average of the Hannover Downgrade Shortfall Amount been utilized in the fee calculation (the “Adjusted Downgrade Fee Amount”). Within five (5) Business Days following HRI’s receipt of such notice, if

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such Adjusted Downgrade Fee Amount is greater than the fee amount paid by HRI pursuant to Section 2.02(b)(i) above, HRI shall pay to SLDI the amount of such excess, and if such Adjusted Downgrade Fee Amount is less than the fee amount paid by HRI pursuant to Section 2.02(b)(i) above, SLDI shall reimburse the amount of such excess to HRI.

(iii)    On and after the tenth (10th) anniversary of the Downgrade Effective Date, HRI shall make facility fee payments for any continuing Hannover Downgrade Shortfall Amount based on the rate provided and upon the same terms under the MAPA as if such Hannover Downgrade Shortfall Amount is an “ING Facility” thereunder.

(iv)    Promptly following the establishment of any Voya Facility to replace in part or in full of the Hannover Re Facility under this Section 2.02(b), subject to the provisions of Sections 6.09(b)(iii) and 6.09(c)(ii), SLDI shall seek consent of SLD to release excess Collateral from the Trust Account and following the receipt of SLD’s consent reasonably cooperate with Hannover Re to return any excess Collateral in the Trust Account to Hannover Re or a designee of Hannover Re in accordance with the Excess Withdrawal Order, provided that following the return of such excess Collateral, the Market Value of the remaining Collateral in the Trust Account and the Segregated Account shall not be less than 110% of the greater of (x) the Hannover Required Balance, and (y) the Peak Projected Hannover Required Balance, each as of the date of such return.

2.03    Facility Fees.

(a)With respect to any Collateral provided by Hannover Re, SLDI shall pay to Hannover Re an annual facility fee in an amount equal to 0.12% per annum on the Hannover Required Balance of such Collateral, payable annually in arrears. HRI shall reimburse SLDI for such facility fees and SLDI hereby irrevocably assigns to Hannover Re its reimbursement rights against HRI and directs HRI to make such reimbursement payments directly to Hannover Re. Hannover Re agrees that SLDI’s assignment of its reimbursement rights against HRI hereunder is in full satisfaction of SLDI’s fee payment obligations to Hannover Re under the first sentence of this Section 2.03. The Hannover Parties shall hold any Voya Party harmless from any Taxes (as defined in the MAPA) with respect to such payment of fees.
(b)As promptly as practicable after the date hereof, the Voya Parties will terminate the Existing Collateral Facilities.  For each calendar quarter ending after the date hereof until the end of the calendar quarter in which all Existing Collateral Facilities have been terminated, (i) the “Covered Amount” for purposes of determining the facility fee payable under Sections 7.9(b) of the MAPA shall be deemed to be the average daily outstanding amount of the Existing Collateral Facilities for such calendar quarter and (ii) from but excluding the Closing Date, the facility fee rate under Sections 7.9(b) of the MAPA shall be reduced in half.

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2.04 Mutual Restructuring. To the extent that any Voya Party or any Hannover Party reasonably determines that a (i) change in Law, (ii) change in rating agency requirement, or (iii) change in a Governmental Authority’s or the party’s auditor’s application of accounting standards materially reduces the economic benefits of the Facility Transaction or imposes a material cost on such party or SLD, the party making such determination shall within ninety (90) calendar days after making such determination, notify the other parties to this Agreement of such material reduction of economic benefits or imposition of a material cost, which notice shall include the basis for such determination (a “Mutual Restructuring Negotiation Notice”). Upon the delivery of a Mutual Restructuring Negotiation Notice, the parties hereto shall cooperate in good faith for a period of sixty (60) calendar days (the “Cooperation Period”) from the date of delivery of the Mutual Restructuring Negotiation Notice, to amend or replace the Transaction Documents (the “Current Structure”) with an alternative solution that provides SLD and each Voya Party, on the one hand, and each Hannover Party, on the other, with substantially similar economic benefits as the Current Structure prior to applicable change in Law, rating agency requirements, or accounting standards (the “Alternative Solution”). If the parties hereto fail to implement an Alternative Solution by the end of the Cooperation Period, either any Voya Party or any Hannover Party may terminate this Facility Transaction and this Hannover Re Facility. Following such termination, the Voya Parties, SLD and the Hannover Parties shall treat this terminated Hannover Re Facility amount as an “ING Facility” under the MAPA, and the MAPA (as modified by Section 2.06(c) hereof) shall govern the respective rights and obligations of the Voya Parties, SLD and the Hannover Parties with respect to such ING Facility.

2.05    Replacement Buyers Facility.

(a)The Hannover Parties shall have the right, exercisable by delivering not less than thirty (30) days prior written notice to the Voya Parties to replace this Hannover Re Facility in full or in part with one or more replacement facilities, and the Voya Parties shall reasonably cooperate with the Hannover Parties with respect to the Hannover Parties’ implementation of any such replacement facility, including the release and return to Hannover Re of any excess Collateral resulting from the implementation of replacement facilities, subject to the satisfaction of the following conditions:
(i)any such replacement facility shall provide SLD with full reinsurance reserve credit under applicable Law, to the extent of such replacement facility;
(ii)SLD and the Voya Parties shall have received all approvals of all applicable Governmental Authorities that SLD and the Voya Parties reasonably determine are necessary under applicable Law to implement such replacement facility;
(iii)     any such replacement facility shall be subject to the Voya Parties’ and SLD’s consent, not to be unreasonably withheld, conditioned or delayed, and in determining whether to provide such consent, the Voya

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Parties and SLD may take into account appropriate factors including, but not limited to, whether such replacement facility provides credit for reinsurance to SLD under applicable Law and security comparable to the ING Facility (as defined in the MAPA), the credit quality of the provider(s) of such replacement facility, the impact of such replacement facility on rating agency analyses of SLD and the Voya Parties, Voya’s investor perception of such replacement facility, and the reasonably possible effect of such replacement facility on tax, compliance and accounting outcomes with respect to SLD and the Voya Parties;

(iv)    in the case of a replacement in part, the amount of such replacement facility shall not be less than the lesser of $500,000,000 or fifty percent (50%) of the then-current Required Balance, and in any event shall not be less than $200,000,000; and

(v)    unless a Voya Credit Event has occurred, the Hannover Parties may not implement any such replacement facility prior to the second (2nd) anniversary of the Closing Date without the prior written consent of the Voya Parties and SLD, which consent may be withheld in the Voya Parties’ and SLD’s sole and absolute discretion.

(b)    Notwithstanding the provisions of clause (a) above, so long as conditions in clause (a)(i), (a)(ii), (a)(iv) and (a)(v) are satisfied, and such replacement facility is structured as a Thunderdome Transaction, then:

(i)the Voya Parties and SLD may only withhold their consent under Section 2.05(a)(iii) above if the Voya Parties demonstrate that such replacement facility would have a Voya Material Adverse Economic Impact in accordance with the definition thereof;

(ii)the Voya Parties and SLD shall have three (3) months from the date they receive notice from Hannover Re of Hannover Re’s desire to implement a Thunderdome Transaction (the “Replacement Notice Date”) to withhold their consent to such Thunderdome Transaction under clause (b)(i) above (such three (3) month period, the “Consent Period”); provided, however, that (A) the Voya Parties shall use their commercially reasonable efforts to shorten the Consent Period, including by promptly seeking any approvals contemplated by Section 2.05(a)(ii), and (B) such Consent Period to be measured without regard to the notice period contemplated by Section 2.05(a);

(iii)in the event the Voya Parties and SLD consent to the Thunderdome Transaction or fail to withhold their consent by the end of the Consent Period, then the Voya Parties, SLD and the Hannover Parties will cooperate in good faith to implement the Thunderdome Transaction as soon as practicable following the date the Voya Parties and SLD provide

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such consent or the expiration of the Consent Period, whichever occurs first;
(iv)in the event the Voya Parties and SLD withhold their consent to the Thunderdome Transaction as provided above, subject to Section 2.05(c), the Hannover Parties may elect to terminate the Facility Transaction by delivering written notice of such election to the Voya Parties;
(v)in the event that the Hannover Parties elect to terminate the Facility Transaction pursuant to clause (b)(iv) above, then the Facility Transaction shall terminate on the later of (A) the date that is thirty (30) Business Days following the Hannover Parties’ delivery of their election to terminate the Facility Transaction as provided above, and (B) the date that is three (3) months from the Replacement Notice Date, provided that the Voya Parties may delay the termination of all or a portion of the Facility Transaction until a date that is no later than nine (9) months following the Replacement Notice Date if, prior to the termination date determined under (A) and (B) of this clause (b)(v), (x) at the Voya Parties’ expense, the Voya Parties obtain for the benefit of Hannover Re a financial guarantee or other credit support of Voya’s obligations under Sections 6.09(b)(ii), 6.09(c)(i), 6.09(d) and 6.10 hereof, which financial guarantee or other credit support shall be in form and from a provider reasonably satisfactory to the Hannover Parties and/or (y) Voya causes SLD to agree in writing with Hannover Re that SLD will not to liquidate or cause the liquidation of any Promissory Notes unless a Hannover Payment Default has occurred and is continuing;
(vi)upon termination of the Facility Transaction as provided above, (x) the Voya Parties shall return, and shall cause SLD not to unreasonably or arbitrarily withhold its consent to such return of, all Collateral required to be returned under the terms of this Agreement (which Collateral shall be returned on the termination date for the Facility Transaction), (y) any modifications to the MAPA made by this Agreement (other than the modifications made under clause (z) of this Section 2.05(b)(vi) regarding the fees for an ING Facility (the “Surviving Provisions of Section 2.05”) or Section 2.06(c) hereof) shall be disregarded, and (z) the MAPA shall govern the respective rights and obligations of SLD, the Voya Parties and the Hannover Parties with respect to the ING Facility and any future Buyers Facility to replace such ING Facility, other than with respect to the fee for such ING Facility which, notwithstanding anything contrary in the MAPA, shall equal two hundred twenty five basis points (2.25%) per annum for the first three (3) years following the termination date, one hundred seventy five basis points (1.75%) per annum for years four through seven following the termination date, and the fee set forth in the MAPA thereafter, unless a Voya Credit Event is in existence on the date of termination of the Facility

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Transaction or occurs within six months thereafter, in which case the fee of two hundred twenty five basis points (2.25%) per annum and one hundred seventy five basis points (1.75%) per annum (as applicable) shall be reduced to one hundred twenty basis points (1.20%) per annum beginning on the later of (a) the date of termination of the Facility Transaction and (b) the date of the occurrence of the Voya Credit Event and ending on the date that is the seventh (7th) anniversary of the termination date, after which the fee set forth in the MAPA shall apply; and

(vii)at any time prior to the termination of the Facility Transaction as provided above, the Hannover Parties may agree to reimburse the Voya Parties for the economic losses of the Thunderdome Transaction incurred by the Voya Parties as a result of a reduction in the Ordinary Dividend Capacity and/or additional tax or loss of tax benefit in excess of the applicable threshold set forth in the definition of Voya Material Adverse Economic Impact (as determined in accordance with the provisions thereof), in which case the Voya Parties shall reasonably cooperate with the Hannover Parties to implement the Thunderdome Transaction as soon as practicable thereafter and the provisions of clauses (b)(iv) through (b)(vi) above shall no longer be applicable.

(c)    Notwithstanding anything herein to the contrary, if the Voya Parties and SLD are permitted to withhold their consent to a Thunderdome Transaction pursuant to Section 2.05(b), then the Voya Parties and SLD may, in their sole discretion, withhold consent with respect to a portion of the proposed replacement Thunderdome Transaction and consent to the remaining portion of the proposed replacement Thunderdome Transaction (the portion to which the Voya Parties and SLD consent, the “Replacement Amount” and the remainder of the proposed replacement Thunderdome Transaction, the “Remaining Amount”), provided that such Replacement Amount shall not be less than the lesser of $500,000,000 or fifty percent (50%) of the then-current Required Balance, and in any event shall not be less than $200,000,000. Upon any such partial consent, the Voya Parties, SLD and the Hannover Parties will cooperate in good faith to implement a Thunderdome Transaction for the Replacement Amount and to make any appropriate amendments to the Facility Agreement to effect such Thunderdome Transaction. Following the implementation of the Thunderdome Transaction for the Replacement Amount, the Voya Parties shall return, and shall cause SLD not to unreasonably or arbitrarily withhold its consent to such return of, any Collateral required to be returned to Hannover Re after giving effect to the implementation of the Thunderdome Transaction for the Replacement Amount in accordance with the Excess Withdrawal Order. The provisions of Section 2.05(b)(iv) through (vii) shall apply with respect to the Remaining Amount.

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2.06    Certain MAPA Acknowledgements.

(a)SLDI, HLRUS and HRI hereby acknowledge and agree that this Hannover Re Facility constitutes a Buyer Facility as contemplated by Section 7.9(d) of the MAPA.

(b)Subject to Sections 2.01(c), 2.02(a), 2.04, 2.05(b), 6.09(b)(iv) and 6.09(c)(iii), HLRUS and HRI hereby irrevocably waive, solely in respect of the Hannover Re Facility, the obligations of SLD and SLDI set forth in Section 7.9(e) of the MAPA.

(c)The parties hereto further agree that under the MAPA, all computations of interest and fees shall be made based on a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)The parties hereto also agree that SLD is an intended third party beneficiary of the agreements, acknowledgements and waiver set forth in this Section 2.06.

(e)The parties hereto agree that upon a full termination of this Hannover Re Facility pursuant to Section 2.01(c), 2.02(a), 2.04, 2.05, 6.09(b)(iv) or 6.09(c)(iii), the MAPA will govern (except to the extent modified by the Surviving Provisions of Section 2.05, if applicable) the respective rights and obligations of SLD, the Voya Parties and the Hannover Parties with respect to the ING Facility and any future Buyers Facility to replace such ING Facility; provided that the Hannover Parties shall not have any right to replace a future Buyers Facility with another Buyers Facility without SLD’s and the Voya Parties’ prior consent. The parties hereto further agree that any Voya Facility implemented hereunder following a Downgrade, Top-up Failure or any Voya Parties’ collateral posted for SLD following a Liquidation of any Promissory Note as a result of a Hannover Payment Default (whether or not such Voya Facility or Voya Parties’ collateral (i) replaces in full the Hannover Re Facility, or (ii) obligates the Hannover Parties to pay fees as set forth in the MAPA) shall not be deemed an “ING Facility” such that the Hannover Parties may replace such Voya Facility pursuant to the provisions of the MAPA.

(f)The parties hereto hereby acknowledge that, other than as expressly amended under this Agreement, the terms and provisions of the MAPA remain unchanged and in full force and effect.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF VOYA PARTIES
Each Voya Party represents and warrants to the Hannover Parties that as of the date hereof and relating solely to such Voya Party:
3.01    Due Organization. Such Voya Party (i) is duly organized and validly existing under the Laws of its state of incorporation and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the Facility Transaction, and (ii) is duly qualified and is authorized to do business and in good standing under the Laws of its state of incorporation.

3.02    Due Authorization. Such Voya Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Such Voya Party has duly executed and delivered each Transaction Document to which it is a party and each such Transaction Document constitutes the legal, valid and binding obligation of such Voya Party enforceable against such Voya Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

3.03    Noncontravention. Neither the execution, delivery and performance by such Voya Party of the Transaction Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the Facility Transaction, (i) will contravene any applicable provision of any Law applicable to such Voya Party, in each case, to the extent that such violation would reasonably be expected individually or in the aggregate to result in a Voya Material Adverse Effect, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Voya Party pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which such Voya Party is a party (other than as contemplated by the Transaction Documents) or by which it or any of its property or assets are bound or to which it may be subject, (iii) will violate any provision of the charter or other organizational documents of such Voya Party or (iv) will require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except where the failure to obtain any such consent or approval or make any registration or filing, would not reasonably expected, individually or in the aggregate, to result in a Voya Material Adverse Effect.

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3.04    Legal Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Voya Party, threatened against such Voya Party or that (i) seek to challenge the validity or enforceability of or that involve the Transaction Documents or the Facility Transaction, or (ii) would reasonably be expected, individually or in the aggregate, to result in a Voya Material Adverse Effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF HANNOVER PARTIES

Each Hannover Party represents and warrants to the Voya Parties that as of the date hereof and relating solely to such Hannover Party:
4.01     Due Organization. Such Hannover Party (i) is duly organized and validly existing under the Laws of its state of incorporation and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the Facility Transaction, and (ii) is duly qualified and is authorized to do business and in good standing under the Laws of its state of incorporation.

4.02     Due Authorization. Such Hannover Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Such Hannover Party has duly executed and delivered each Transaction Document to which it is a party and each such Transaction Document constitutes the legal, valid and binding obligation of such Hannover Party enforceable against such Hannover Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

4.03     Noncontravention. Neither the execution, delivery and performance by such Hannover Party of the Transaction Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the Facility Transaction, (i) will contravene any applicable provision of any Law applicable to such Hannover Party, in each case, to the extent that such violation would reasonably be expected individually or in the aggregate to result in a Hannover Material Adverse Effect, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Hannover Party pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which each Hannover Party is a party (other than as contemplated by the Transaction Documents) or by which it or any of its property or assets are bound or to

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which it may be subject, (iii)  will violate any provision of the charter or other organizational documents of such Hannover Party or (iv) will require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except where the failure to obtain any such consent or approval or make any registration or filing, would not reasonably expected, individually or in the aggregate, to result in a Hannover Material Adverse Effect.

4.04     Legal Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Hannover Party, threatened against such Hannover Party or that (i) seek to challenge the validity or enforceability of or that involve the Transaction Documents or the Facility Transaction, or (ii) would reasonably be expected, individually or in the aggregate, to result in a Hannover Material Adverse Effect.
ARTICLE V.
CONDITIONS TO FACILITY TRANSACTION CLOSING

5.01     Condition Precedent to Closing. The obligation of the Voya Parties and the Hannover Parties to enter into the Facility Transaction on the Closing Date is subject to the execution and delivery by all parties of each of the Transaction Documents.

5.02     Voya Condition Precedent to Closing. The obligation of the Voya Parties to enter into the Facility Transaction on the Closing Date is further subject to the condition precedent that the Promissory Notes are rated NAIC-1 by the SVO on the Closing Date.

ARTICLE VI.
COVENANTS OF THE PARTIES
6.01     Maintenance of Hannover Required Balance. Hannover Re shall deposit or cause to be deposited the Promissory Notes and/or Other Collateral to the Trust Account with an aggregate Market Value at all times equal to or greater than the Hannover Required Balance. Any and all interest and investment income on the Collateral shall be retained in the Trust Account or the Segregated Account and shall only be released in accordance with Section 6.01(b)(iv) hereof.

(a)     During the term of this Agreement:

(i)     within five (5) Business Days following the end of each calendar quarter, HLRUS shall deliver to the Voya Parties a report of the Hannover Required Balance as of the end of such calendar quarter calculated by HLRUS in accordance with the Reinsurance Agreements and this Agreement (the “Required Balance Report”),

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(ii)     at least fifteen (15) calendar days prior to the end of each calendar quarter, HLRUS shall deliver to the Voya Parties a report of the Hannover Required Balance as of the end of such calendar quarter estimated in good faith by HLRUS in accordance with the Reinsurance Agreements and this Agreement (the “Estimated Required Balance Report”),

(iii)     within two (2) Business Days following the end of each calendar month, SLDI shall deliver to the Hannover Parties a report of the Market Value of the Collateral contained in the Trust Account and the Segregated Account as of the end of such calendar month prepared by SLDI in accordance with this Agreement (the “Security Funding Report”), and

(iv)     as of the fifteenth (15th) calendar day prior to the end of each calendar quarter, SLDI shall deliver to the Hannover Parties a report of the Market Value of the Collateral contained in the Trust Account and the Segregated Account as of the Business Day immediately preceding such report date prepared by SLDI in accordance with this Agreement (the “Interim Security Funding Report”).

(b)     The amount of Collateral required to be provided by Hannover Re shall be adjusted as follows:

(i)     If, as of the end of either of the first two (2) months of any calendar quarter, the aggregate Market Value of the Collateral held in the Trust Account and the Segregated Account as shown in the most recent Security Funding Report is less than the Hannover Required Balance as shown in the Required Balance Report as of the end of the immediately preceding calendar quarter, then Hannover Re shall, no later than five (5) Business Days following the end of each such month, transfer additional Other Collateral to the Trust Account so that the aggregate Market Value of the Collateral held in the Trust Account and the Segregated Account after such transfer of additional Other Collateral is not less than the Hannover Required Balance as of the end of the immediately preceding calendar quarter.

(ii)     If, as of fifteen (15) calendar day prior to the end of each calendar quarter, the aggregate Market Value of the Collateral held in the Trust Account and the Segregated Account as shown in the Interim Security Funding Report is less than the Hannover Required Balance as shown in the Estimated Required Balance Report, then Hannover Re shall, no later than ten (10) calendar days prior to the end of such calendar quarter, transfer additional Other Collateral to the Trust Account so that the aggregate Market Value of the Collateral held in the Trust Account and the Segregated Account after such transfer of additional Other

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Collateral is not less than the Hannover Required Balance as shown in such Estimated Required Balance Report.

(iii)     If, as of the end of a calendar quarter, the aggregate Market Value of the Collateral held in the Trust Account and the Segregated Account as shown in the Security Funding Report is less than the Hannover Required Balance as shown in the Required Balance Report, each such report as of the end of such calendar quarter, then Hannover Re shall, no later than ten (10) Business Days following the end of such calendar quarter, transfer additional Other Collateral to the Trust Account so that the aggregate Market Value of the Collateral held in the Trust Account and the Segregated Account after such transfer of additional Other Collateral is not less than the Hannover Required Balance as shown in the most recent Required Balance Report.

(iv)     Subject to the provisions of Sections 6.09(b)(iii) and Section 6.09(c)(ii), if, as of the end of a calendar quarter, the aggregate Market Value of the Collateral in the Trust Account and the Segregated Account as shown in the Security Funding Report exceeds 110% of the greater of (x) the Hannover Required Balance and (y) the Peak Projected Hannover Required Balance as shown in the Required Balance Report, each such report as of the end of such calendar quarter, then Hannover Re may request SLDI to withdraw and SLDI shall promptly seek consent of SLD to release excess Collateral from the Trust Account and following the receipt of SLD’s consent, withdraw and return to Hannover Re or a designee of Hannover Re, excess Collateral from the Trust Account, provided that following such withdrawal, the aggregate Market Value of the Collateral remaining in the Trust Account and the Segregated Account is not less than 110% of the greater of (x) the Hannover Required Balance, and (y) the Peak Projected Hannover Required Balance, each as of the end of such calendar quarter. Any such withdrawal by SLDI shall be made within ten (10) Business Days of the end of such calendar quarter and shall be (i) first, for any Promissory Note that will mature within ninety (90) days of the applicable withdrawal date, (ii) second, from any Other Collateral, and (iii) third, for Promissory Notes that will mature after ninety (90) days of the applicable withdrawal date with the earlier-maturing Promissory Notes being withdrawn first (the “Excess Withdrawal Order”).

(c)     In addition to Hannover Re’s rights to replace a Promissory Note in accordance with Section 2.01(b), Hannover Re may from time to time replace any Other Collateral with Other Collateral having a Market Value that equals or exceeds that Market Value of the Other Collateral being replaced. The Voya Parities shall reasonably cooperate, and Voya shall cause SLD to reasonably cooperate, with Hannover Re in connection with any replacement of any Other Collateral as contemplated by this Section 6.01(c), including by promptly directing the Reinsurance Trustee regarding such replacement.

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6.02     Top-Up Requirement. The funding of additional Collateral as required by clauses (i), (ii) and (iii) of Section 6.01(b) is referred to herein as the “Top-Up Requirement”. Any failure by Hannover Re to satisfy the Top-Up Requirement by the fifth (5th) Business Day following written notice from SLDI as to such failure is referred to herein as a “Failure to Top-Up” and such fifth (5th) Business Day following written notice from SLDI is a “Top-Up Failure Date”. In connection with any Failure to Top-Up, the shortfall amount between (x) the Market Value of the Collateral in the Trust Account and the Segregated Account as set forth in the most recent Security Funding Report or Interim Security Funding Report, as applicable, and (y) the Hannover Required Balance as of the most recent calendar quarter end is referred to herein as the “Top-Up Shortfall”.

6.03     Replacement Facility by Voya

(a)     Subject to Section 6.15, following a Failure to Top-Up and in the absence of a Downgrade, the Voya Parties shall have the following rights (but not the obligation) at any time and from time to time, upon written notice to the Hannover Parties:

(i)     If a Failure to Top-Up occurs with respect to all or any portion of the first $200,000,000 in Top-Up Requirements (determined on a cumulative, aggregate basis), the Voya Parties shall have the right to:

(A) terminate all or any portion of the Hannover Re Facility and implement one or more Voya Facilities up to an aggregate amount of the total Required Balance, rounded up to the nearest $100,000, provided that such termination shall not include any portion of the Hannover Re Facility that is subject to a legal action pursuant to item (B) immediately below; and/or
(B) bring an action against Hannover Re seeking specific performance of such Top-Up Requirements or monetary damages incurred in connection with the Top-Up Requirements up to such $200,000,000 and implement a Voya Facility until Hannover Re remedies such Failure to Top-Up, provided that the Voya Parties may allocate the right to bring a legal action pursuant to this item (B) to any portion of any Top-Up Requirement that Hannover Re has failed to satisfy and across more than one such Top-Up Requirement, in each case within the first $200,000,000 of Top-Up Requirements;
(ii)     Subject to Section 6.15, if Hannover Re satisfies all of the first $200,000,000 in Top-Up Requirements (determined on a cumulative, aggregate basis), but one or more Top-Up Failures occur with respect to all or any portion of the next $300,000,000 in Top-Up Requirements(determined on a cumulative, aggregate basis), the Voya Parties shall have the right to implement one or more Voya Facilities in the aggregate

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amount of up to 200% of such aggregate Top-Up Shortfalls, rounded up to the nearest $100,000, and terminate a portion of the Hannover Re Facility equal to the amount by which the aggregate amount of such Voya Facilities exceeds such Top-Up Shortfall.

(iii)     Subject to Section 6.15, if Hannover Re satisfies all of the first $200,000,000 in Top-Up Requirements (determined on a cumulative, aggregate basis), but one or more Top-Up Failures occur with an aggregate amount in excess of $300,000,000 in Top-Up Requirements (determined on a cumulative, aggregate basis) (whether or not Voya had elected to replace a portion of the Hannover Re Facility as a result of a prior Failure to Top-Up), the Voya Parties shall have the right to replace permanently all or any portion of the Hannover Re Facility with one or more Voya Facilities up to an aggregate amount of the total Required Balance, rounded up to the nearest $100,000.

(b)     If the Voya Parties elect to replace all or any portion of the Hannover Re Facility pursuant to its rights under this Section 6.03, it shall provide written notice thereof to the Hannover Parties at the time of such election.

(c)     The Voya Parties acknowledge and agree that except as set forth in Section 6.03(a) and Section 6.04(h), they shall have no right to seek specific performance or monetary damages against any Hannover Parties as a result of any Failure to Top-Up.

(d)     Promptly following the establishment of any Voya Facility to replace any portion of the Hannover Re Facility in connection with any Failure to Top-Up, SLDI shall seek consent of SLD to release excess Collateral from the Trust Account and following the receipt of SLD’s consent, withdraw and return to Hannover Re or a designee of Hannover Re, excess Collateral from the Trust Account, in accordance with the Excess Withdrawal Order, provided that following the return of such excess Collateral, the Market Value of the remaining Collateral in the Trust Account and the Segregated Account shall not be less than 110% of the greater of (x) the Hannover Required Balance, and (y) the Peak Projected Hannover Required Balance, each as of the date of such return.

6.04     Fees Payable to Voya following a Failure to Top-Up. In each case subject to Section 6.15:

(a)    With respect to any Failure to Top-Up, HRI shall pay to SLDI a facility fee for the period from the applicable Top-Up Failure Date to the tenth (10th) anniversary of such Top-Up Failure Date, calculated in accordance with this Section 6.04.

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(b)     On any Top-Up Failure Date, HRI shall pay to SLDI a facility fee equal to the sum of:

(i)     1.75%, multiplied by (x) the portion of the applicable Hannover Top-Up Shortfall Amount that is within the first $500,000,000 of the Top-Up Requirement, multiplied by (y) a fraction equal to the number of days from the applicable Top-Up Failure Date to and including December 31st of the year in which such Failure to Top-Up Occurs (a “Top-Up Failure Stub Period”) divided by 360, and

(ii)     2.25%, multiplied by (x) the portion of the applicable Hannover Top-Up Shortfall Amount, if any, that is in excess of the first $500,000,000 of the Top-Up Requirement, multiplied by (y) a fraction equal to the number of days in the relevant Top-Up Failure Stub Period divided by 360.

In the event Voya implements a Voya Facility pursuant to Section 6.03(a) in respect of any Top-Up Shortfall during the applicable Top-Up Failure Stub Period, promptly upon its receipt of written notice from SLDI of implementation of such Voya Facility, HRI shall pay to SLDI an additional facility fee, calculated in accordance with the foregoing clauses (i) and (ii), on the amount by which the applicable Voya Facility Amount exceeds such Top-Up Shortfall.
(c)     Beginning with the calendar year immediately following the calendar year in which the first Top-Up Failure occurs, on January 15th of every such calendar year, HRI shall pay to SLDI a facility fee equal to the sum of:

(i)     1.75%, multiplied by (x) the first $500,000,000 of the average daily Hannover Top-Up Shortfall Amount as estimated by SLDI for such calendar year (using the Market Values set forth in the Security Funding Report as of December 31st of the immediately preceding calendar year), multiplied by (y) a fraction equal to the number of days in such calendar year divided by 360, and

(ii)     2.25%, multiplied by (x) the average daily Hannover Top-Up Shortfall Amount as estimated by SLDI in excess of $500,000,000 for such calendar year (using the Market Value set forth in the Security Funding Report as of December 31st of the immediately preceding calendar year), multiplied by (y) a fraction equal to the number of days in such calendar year divided by 360.

(d)     For any calendar year for which HRI has paid SLDI a facility fee pursuant to Section 6.04(c), within thirty (30) Business Days following the end of such calendar year, SLDI shall calculate the actual average daily Hannover Top-Up Shortfall Amount for such calendar year (using, for each month in such calendar year, the Market Values set forth in the Security Funding Report as of the immediately preceding month end) and notify HRI of the facility fee amount

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that would have been payable by HRI pursuant to Section 6.04(c) above had such actual average daily Hannover Top-Up Shortfall Amount been utilized in the fee calculation (the “Adjusted Top-Up Fee Amount”). Within five (5) Business Days following HRI’s receipt of such notice, if such Adjusted Top-Up Fee Amount is greater than the fee amount paid by HRI pursuant to Section 6.04(c) above, HRI shall pay to SLDI the amount of such excess, and if such Adjusted Top-Up Fee Amount is less than the fee amount paid by HRI pursuant to Section 6.04(c) above, SLDI shall reimburse the amount of such excess to HRI.

(e)     Solely for the purposes of calculating the fees under Sections 6.04(c) and 6.04(d), on the tenth (10th) anniversary of the Top-Up Failure Date for a given Failure to Top-Up (an “Expiring Failure to Top-Up”), the aggregate Hannover Top-Up Shortfall Amount shall be decreased by the amount (if any) by which such aggregate Hannover Top-Up Shortfall Amount exceeds the total amount of all Top-Up Shortfall amounts for which the corresponding Top-Up Failure Date was later than the Top-Up Failure Date of the Expiring Failure to Top-Up.

(f)     After the tenth (10th) anniversary of the Top-Up Failure Date in respect of any Failure to Top-Up, HRI shall make facility fee payments for any continuing Hannover Top-Up Shortfall Amount for which the fees in Section 6.04(c) no longer apply as a result of the operation of Section 6.04(e) based on the rate provided and upon the same terms under the MAPA as if such Hannover Top-Up Shortfall Amount is an “ING Facility” thereunder.

(g)     The rights and remedies of the Voya Parties with respect to a Failure to Top-Up shall be limited to those set forth in Section 6.03, 6.04 and 6.15 hereof, and the Voya Parties may not sue any Hannover Parties for specific performance or monetary damages other those rights specified in Sections 6.03(a), Section 6.04(h) and Section 6.15(a). For the avoidance of doubt, nothing in this Section 6.04(g) shall be construed to limit the rights and remedies of any Voya Party or SLD with respect to any failure of a Hannover Party to comply with its obligations under the MAPA, as amended or modified by this Agreement, or any other agreement between SLD or any Voya Party or Voya Parties, on one hand, and any Hannover Party or Hannover Parties, on the other hand, entered into in respect of the Subject Business.

(h)     Notwithstanding anything herein to the contrary, the Voya Parties may bring an action against any Hannover Party seeking specific performance or monetary damages in respect of the Hannover Parties’ payment obligations under this Section 6.04.

6.05     No Removal of the Promissory Note by SLDI. SLDI shall not remove, sell or transfer any Promissory Note or Other Collateral from the Reinsurance Trust; provided, that SLDI may remove any Promissory Note or Other Collateral from the Trust Account and return such Promissory Note to Hannover Re or Other Collateral to Hannover Re pursuant to the express terms of this Agreement. Following the

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termination of the Segregated Account and the Trust Account, and subject to the provisions of Sections 6.09(b)(iii) and 6.09(c)(ii), SLDI shall cooperate with Hannover Re and return any remaining Collateral therein to Hannover Re or its designee.

6.06     Grant of Security Interest by SLDI. SLDI hereby grants to Hannover Re a continuing first priority security interest in all of SLDI’s grantor interest in the Trust Account and all of SLDI’s right to return of the assets in the Segregated Account to secure (a) the return of Collateral that is required to be returned under the terms of this Agreement and (b) the payment obligations of Voya and SLDI under Sections 6.09(b)(ii), 6.09(c)(i) and 6.09(d). Upon request of Hannover Re, SLDI will at any time and from time to time, at Hannover Re’s expense, promptly execute and deliver all further instruments and documents, and use commercially reasonable efforts to take all further actions, as may be required in order to maintain, preserve, or perfect the security interest created or purported to be created by this Agreement and the first priority status of such security interest. The security interest granted hereunder shall terminate upon the return by the Voya Parties of all Collateral held in the Trust Account and Segregated Account that is required to be returned under the terms of this Agreement.

6.07     Direct Payment by HRI; Acknowledgement of Certain Interest Payment.

(a)     SLDI acknowledges and agrees that notwithstanding anything stated in the Retro Treaty to the contrary HRI may elect to discharge its payment obligation under the Retro Treaty by paying such amount directly to SLD and that HRI’s obligations under the Retro Treaty are discharged to the extent of such actual payment made by HRI to SLD or directly paid to policyholders under the Subject Business; provided that any exercise by HRI of its offset right under the Retro Treaty unrelated to the Subject Business will not be deemed payment by HRI hereunder.

(b)     SLDI hereby acknowledges that if SLD withdraws any Promissory Note and deposits it into the Segregated Account without liquidating it, notwithstanding any provision in either Reinsurance Agreement to the contrary, the interest that SLD is obligated to pay to SLDI under the Reinsurance Agreements shall only be the actual interest amount received by it on such portion of the Promissory Note in excess of the actual amount needed to pay obligations under the Reinsurance Agreements.

6.08     Last Offer in Selling Promissory Notes.

(a)     In order to initiate any Liquidation of any Promissory Note, Voya shall cause SLD to deliver to the Voya Asset Manager, with a copy to Hannover Re and SLDI, a written instruction (i) specifying the Promissory Note or Promissory Notes to be sold, and (ii) stating whether or not a Hannover Payment Default has occurred and is continuing (a “Note Liquidation Notice”). If SLD fails to state in the Note Liquidation Notice whether or not a Hannover Payment

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Default has occurred and is continuing, Voya shall cause SLD, and SLD shall direct the Voya Asset Manager to proceed as if no Hannover Payment Default has occurred and is continuing. Notwithstanding anything herein to the contrary, Voya shall cause SLD to wait a minimum of seven (7) Business Days from the date of delivery of the Note Liquidation Notice before selling any Promissory Note identified therein, unless otherwise agreed with Hannover Re.

(b)     If no Hannover Payment Default has occurred and is continuing as determined pursuant to subsection (a) above, Voya shall cause SLD, and shall cause SLD to direct the Voya Asset Manager, to take the following actions in connection with a Liquidation of any Promissory Note:

(i)     The Voya Asset Manager will be directed to identify the third party buyer or buyers willing to pay the highest purchase price for each Promissory Note identified in the Note Liquidation Notice in a manner consistent with commercially reasonable procedures for the sale of notes similar in type and face amount (the “High Offer Price”).

(ii)     Promptly upon identification of the High Offer Price for each Promissory Note identified in the relevant Note Liquidation Notice, (x) the Voya Asset Manager will be directed to notify SLD thereof, and (y) Voya shall cause SLD to deliver to Hannover Re a written notice substantially in the form of Exhibit C hereto (a “Last Offer Notice”) stating the High Offer Price for each such Promissory Note.

(iii)     If, by the later of (A) the date that is two (2) Business Days from the date of delivery of the Last Offer Notice and (B) the date that is seven (7) Business Days from the date of delivery of the Note Liquidation Notice, Hannover Re notifies SLD and the Voya Parties in writing that it or one of its designated Affiliates will purchase any such Promissory Note at the applicable High Offer Price or greater, Voya shall cause SLD, as promptly as practicable thereafter, (x) if the applicable Promissory Note is held in the Trust Account, to deliver to the Trustee a written instruction directing the Trustee to sell and transfer such Promissory Note or Promissory Notes to Hannover Re or its designated Affiliate at the High Offer Price or such greater amount and to deposit the proceeds of such sale in the “Main Subaccount” of the Trust Account or the Segregated Account as directed by SLD, and (y) if the applicable Promissory Note is held in the Segregated Account, to deliver to the Custodian a written instruction to sell and transfer such Promissory Note or Promissory Notes to Hannover Re or its designated Affiliate at the High Offer Price or such greater amount and to deposit the proceeds of such sale in the “Main Subaccount” of the Segregated Account. Voya shall cause SLD to include in any such instruction delivered by SLD to the Trustee or Custodian, as applicable, in accordance with this Section 6.08(b)(iii) a certification of SLD that the Hannover Last Offer Procedures have been satisfied.

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(iv)     If Hannover Re declines to exercise its right to purchase any such Promissory Note at the High Offer Price or greater, or if Hannover Re fails to respond in writing to the Last Offer Notice by the later of (A) the date that is two (2) Business Days from the date of delivery of such Last Offer Notice and (B) the date that is seven (7) Business Days from the date of delivery of the Note Liquidation Notice, then Voya may permit SLD, following such declination or failure to exercise by Hannover Re, (x) if the applicable Promissory Note is held in the Trust Account, to deliver to the Trustee a written instruction directing the Trustee to sell and transfer such Promissory Note to the third party offering the High Offer Price and to deposit the proceeds of such sale in the “Main Subaccount” of the Trust Account or the Segregated Account as directed by SLD, or (y) if the applicable Promissory Note is held in the Segregated Account, to deliver to the Custodian a written instruction directing the Custodian to sell and transfer such Promissory Note to the third party offering the High Offer Price and to deposit the proceeds of such sale in the “Main Subaccount” of the Segregated Account. Voya shall cause SLD to include in any such instruction delivered by SLD to the Trustee or Custodian, as applicable, in accordance with this Section 6.08(b)(iv) a certification of SLD that the Hannover Last Offer Procedures have been satisfied.

(c)     If SLD states in the Note Liquidation Notice that a Hannover Payment Default has occurred and is continuing, Voya shall have no obligation to cause SLD, or to cause SLD to direct the Voya Asset Manager, to take any action set forth in Section 6.08(b), and SLD or SLDI may, and may direct the Voya Asset Manager, the Trustee or the Custodian to, sell, transfer or otherwise dispose of any Promissory Notes in the ordinary course of business without any obligation to follow the Hannover Last Offer Procedures.

6.09     Voya and SLDI Obligation Following a Liquidation of Promissory Notes. Except following a Hannover Payment Default, SLDI shall not, and Voya shall cause SLDI, SLD and the Voya Asset Manager to not, direct the Reinsurance Trustee or Custodian, as applicable, to sell, transfer or otherwise dispose of any Promissory Notes. In the event that SLDI, SLD or the Voya Asset Manager shall sell, transfer or otherwise dispose of any of the Promissory Notes (each, a “Liquidation” and each such Liquidated Promissory Note a “Liquidated Note”):

(a)     Voya shall cause SLD, the Trustee or the Custodian, as applicable, to deposit the proceeds received from any such Liquidation into the Trust Account or the Segregated Account, as applicable, solely for the uses and purposes set forth in the Reinsurance Agreements;

(b)    Except in the case of any Liquidation of any Promissory Note following a Hannover Payment Default, upon any Liquidation of any such

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Promissory Note to a Person other than Hannover Re or one or more of its Affiliates so designated pursuant to Section 6.08(b) hereof:

(i)    Voya shall within one (1) Business Day deposit into the designated subaccount within the Trust Account or the Segregated Account, as applicable (the “Voya Subaccount”), cash or Cash Equivalents with a Market Value as of the date of such Liquidation equal to the positive excess, if any, of (A) the Discounted Value of such Liquidated Notes over (B) the amount of such proceeds received from such Liquidation, for the uses and purposes set forth in the Reinsurance Agreements (the “Voya Payment Amount”).

(ii)     No later than five (5) Business Days following such Liquidation, Voya and SLDI, jointly and severally, shall pay to Hannover Re an amount equal to the sum of (A) the proceeds received by SLD or the Trustee from such Liquidation and (B) the Voya Payment Amount.

(iii)     To the extent that Voya or SLDI makes the payment to Hannover Re under Section 6.09(b)(ii) above, the amounts deposited in the Trust Account and/or the Segregated Account pursuant to Sections 6.09(a) and 6.09(b)(i) above shall not be released to any Hannover Party, provided that pursuant to the termination of the Hannover Re Facility pursuant to Section 6.09(b)(iv), SLDI and Voya, including by Voya causing SLD to take any required action, shall cause all Collateral (other than the Collateral with a fair market value equal to the amount of the payment made by Voya or SLDI in accordance with Section 6.09(b)(ii) above) to be immediately released to Hannover Re or its designee.

(iv)     The Hannover Re Facility shall automatically terminate. Notwithstanding anything stated in the MAPA to the contrary, (A) Voya and SLDI will be responsible for providing SLD with collateral in the full amount necessary to provide SLD with full reinsurance reserve credit under applicable Law for the Subject Business, and (B) the Hannover Parties shall no longer be required to reimburse the Voya Parties for the cost of any such collateral; provided however, notwithstanding any such termination, HRI shall continue to be obligated to pay any applicable facility fees under Sections 2.02 and 6.04 with respect to any prior Hannover Downgrade Shortfall Amount or Hannover Top-Up Shortfall Amount.

(v)     For clarity, provisions in clauses (i) through (iv) of this Section 6.09(b) shall not apply to any Liquidation of a Promissory Note following a Hannover Payment Default. Further, for the avoidance of doubt, any interest or investment income on the Voya Payment Amount shall be retained by Voya.

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(c)     Except in the case of any Liquidation of any Promissory Note following a Hannover Payment Default, upon any Liquidation of any such Promissory Note to Hannover Re or one or more of its Affiliates so designated pursuant to Section 6.08 hereof:

(i)     No later than three (3) Business Days following such Liquidation, Voya and SLDI, jointly and severally, shall pay to Hannover Re an amount equal to the proceeds received by SLD or the Trustee from such Liquidation.

(ii)     To the extent that Voya or SLDI makes the payment to Hannover Re under Section 6.09(c)(i) above, the amounts deposited in the Trust Account and/or the Segregated Account pursuant to Section 6.09(a) above shall not be released to any Hannover Party, provided that pursuant to the termination of the Hannover Re Facility pursuant to Section 6.09(c)(iii), SLDI and Voya shall cause all Collateral (other than the Collateral with a fair market value equal to the amount of the payment made by Voya or SLDI in accordance with Section 6.09(c)(i) above) to be immediately released to Hannover Re or its designee.

(iii)     The Hannover Re Facility shall automatically terminate. Notwithstanding anything stated in the MAPA to the contrary, (A) Voya and SLDI will be responsible for providing SLD with collateral in the full amount necessary to provide SLD with full reinsurance reserve credit under applicable Law for the Subject Business, and (B) the Hannover Parties shall no longer be required to reimburse the Voya Parties for the cost of any such collateral; provided however, notwithstanding any such termination, HRI shall continue to be obligated to pay any applicable facility fees under Sections 2.02 and 6.04 with respect to any prior Hannover Downgrade Shortfall Amount or Hannover Top-Up Shortfall Amount.

(iv)     For clarity, provisions in clauses (i) through (iii) of this Section 6.09(c) shall not apply to any Liquidation of a Promissory Note following a Hannover Payment Default.

(d)     Voya and SLDI, jointly and severally, shall pay to Hannover Re interest on amounts due under Section 6.09(b)(ii) and 6.09(c)(i) at a rate of Prime Rate plus 3% per annum accruing from the date of Liquidation giving rise to such payment obligation until the satisfaction by Voya and SLDI thereof.

6.10     Voya Guarantee and Indemnitee.

(a)     Voya hereby guarantees to Hannover Re, the prompt and punctual performance by SLDI of its obligation to fully return all Collateral due to Hannover Re under the terms of this Agreement. Voya’s guarantee under this

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Section 6.10 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all Collateral due under the terms of this Agreement has been returned to the Hannover Parties. Voya agrees that this guarantee may be enforced by the Hannover Parties without the necessity of resorting to or exhausting any other remedy against Voya, and Voya hereby waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to this guarantee. This guarantee constitutes a guarantee of payment and not of collection.

(b)     Voya hereby agrees to reimburse and hold harmless the Hannover Parties for any and all Losses (as defined in the MAPA) incurred by any Hannover Party resulting from or arising out of the exercise by SLD or SLDI of any offset right under any reinsurance or other agreement between SLD and SLDI with respect to any amounts that are unrelated to the Subject Business.

6.11     Amendments and Waivers. SLDI shall not (i) consent to any termination, amendment or waive any material default under the Transaction Documents or the Reinsurance Agreements (except for any termination, amendment or waiver under the Reinsurance Agreements required by applicable Law), or (ii) enter into any agreement that imposes on SLDI an obligation that conflicts with SLDI’s obligations under the Transaction Documents or the Reinsurance Agreements, in each case without the prior written consent of the Hannover Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that, without the Hannover Parties’ prior written consent, SLDI shall be permitted to discharge its obligations under the Transaction Documents in accordance with their respective terms.

6.12     Consultation and Consent. SLDI shall consult with, and obtain the prior written consent of the Hannover Parties, such consent not to be unreasonably withheld, conditioned or delayed, before taking or consenting to any optional action, making any election, or exercising any discretion under (i) any of the Transaction Documents to which it is a party or (ii) the Reinsurance Agreements to the extent relating to the Facility Transactions.

6.13     Enforcement of Rights; Power of Attorney. Hannover Re shall (A) be a third-party beneficiary under the Reinsurance Trust Agreement and the Segregated Account Agreement, and (B) have the right to enforce, in the name of SLDI, any right of SLDI (i) in its grantor’s interest in the Trust Account and in the residual interest in the assets in the Segregated Account and (ii) under the Reinsurance Trust Agreement, and to take any actions in the name of SLDI that SLDI has the right to take at any time during which SLDI fails to enforce such rights described in items (i) and (ii) within five (5) Business Days of being directed to do so by Hannover Re unless Hannover Re withdraws such direction prior to the end of such five (5) Business Day period. SLDI hereby irrevocably appoints Hannover Re as SLDI’s attorney-in-fact and proxy, with full authority in the place and stead of SLDI and in the name of SLDI or otherwise, from time to time following the occurrence and during the continuation of any such failure to enforce, to take any action and to execute any instrument that Hannover

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Re may deem reasonably necessary or advisable to enforce SLDI’s rights as described in this Section 6.13. This power is coupled with an interest and is irrevocable.

6.14     Notice of Material Events. Except with respect to any notice of an event or other information forwarded to SLDI by any Hannover Party as administrator of the Subject Business, SLDI shall furnish the Hannover Parties prompt written notice of the following: (i) any material written correspondence, including all orders, of or to any Governmental Authority directly relating to the Subject Business, this Agreement or the Facility Transaction, except to the extent prohibited by the terms of such correspondence or order; provided that copies of such correspondence or order may be redacted by SLDI to the extent that it does not relate to the Subject Business, this Agreement or the Facility Transaction; (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against SLDI that would reasonably be expected to result in a Voya Material Adverse Effect; and (iii) any other development that results in, or would reasonably be expected to result in, a Voya Material Adverse Effect; provided, however, that, to the extent prohibited by applicable Law, any such notice or the details regarding any such event or development need not be furnished to the Hannover Parties. In addition, SLDI shall furnish the Hannover Parties with at least forty five (45) days prior written notice of any change in SLDI’s state of domicile. For the avoidance of any doubt, all notices provided by SLDI pursuant to this Section 6.14 shall be subject to Section 7.07.

6.15     Excess Yield Top-Up Requirement. Anything herein to the contrary notwithstanding, in the event that in establishing the Market Value of the Promissory Notes, the Independent Pricing Source or the Voya Asset Manager, as applicable, utilizes a yield with a LIBOR spread that exceeds (x) the 5-year senior credit default swap rate of Hannover Re as quoted at such time by Bloomberg or any successor service plus (y) 400 basis points (such excess, the “Excess Yield”) and to the extent, but only to the extent, the utilization of such Excess Yield results in a Top-Up Requirement pursuant to Section 6.01(b) (an “Excess Yield Top-Up Requirement”) as to which there is a Failure to Top-Up, then:

(a)Voya shall have all of its rights and remedies under Section 6.03(a)(i) with respect to all or any portion of any Excess Yield Top-Up Requirement included in the first $200,000,000 in Top-Up Requirements;

(b)any portion of a Top-Up Requirement that is not attributable to such Excess Yield and for which there is a Failure to Top-Up shall be subject to the provisions of Sections 6.03 and 6.04 without any modification pursuant to this Section 6.15;

(c)with respect to any Excess Yield Top-Up Requirements in excess of the amount covered by (a) above, Hannover Re shall substitute any Promissory Notes bearing an interest rate of less than LIBOR plus 250 basis points with new Promissory Notes bearing an interest rate of LIBOR plus 250 basis points; and

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(d)to the extent of any Excess Yield Top-Up Requirement that is not satisfied under (a) and (c) above, the HRI shall pay SLDI a facility fee on the amount of such remaining Excess Yield Top-Up requirement as provided in Section 6.04, except that (i) the fee rate shall be at the rate set forth in the MAPA as if such shortfall were an “ING Facility” thereunder and (ii) such shortfall amount shall be deducted from the Hannover Top-Up Shortfall Amount when calculating any facility fee payable by HRI under Section 6.04.

ARTICLE VII.
MISCELLANEOUS
7.01     Termination; Survival.

(a)Upon any termination of the FacilityTransaction in full pursuant to the terms of Section 2.01(c), Section 2.02, Section 2.04, Section 2.05, Section 6.03, Section 6.05, Section 6.09(b) or Section 6.09(c), the Voya Parties shall take all steps necessary to promptly release and return to Hannover Re or its designee all Collateral, including the Promissory Notes, subject to Section 6.09(b)(iii) and Section 6.09(c)(ii), as applicable.

(b)This Agreement shall automatically terminate upon the date on which all Collateral (other than Collateral retained by SLD or the Voya Parties in accordance with Section 6.09(b)(iii) and Section 6.09 (c)(ii)) in excess of the actual amount needed to pay obligations under the Reinsurance Agreements has been returned to the Hannover Parties and all amounts due and payable by SLD and the Voya Parties and the Hannover Parties have been paid in full. Section 2.06(c) shall survive termination of this Agreement.

(c)Notwithstanding the foregoing, to the extent all applicable Collateral has been returned in accordance with Section 7.01 (a) and all amounts due and payable by the Voya Parties have been paid in full, the Voya Parties’ obligations under Section 2.04, Section 2.05 (except the Surviving Provisions of Section 2.05, if applicable), Section 6.10, Section 6.11, Section 6.12, Section 6.13 and Section 6.14 shall terminate.

7.02     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by any party hereto, shall be effective unless in writing signed by the parties hereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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7.03     Notices. All notices provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email with PDF attachment, as follows:
(a)If to the Voya Parties:

Security Life of Denver International Limited and/or, as applicable,
Voya Financial, Inc.

Attention: Mary Tuttle
700 North Colorado Blvd.
Denver, Colorado 80237
Phone: 303.566.4212
E-mail: mary.tuttle@voya.com

Attention: John Dickinson
700 North Colorado Blvd.
Denver, Colorado 80237
Phone: 303.566.4213
E-mail: john.dickinson@voya.com

With copies to:
Timothy W. Brown
Chief Counsel
5780 Powers Ferry Road
Atlanta, Georgia 30327-4390
Tel No.: (770) 541-3201
E-mail: timothy.brown@voya.com
and
Sutherland Asbill & Brennan LLP
999 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: Eric R. Fenichel
Phone:    404.853.8483
E-mail:     eric.fenichel@sutherland.com

Sutherland Asbill & Brennan LLP
700 Sixth Street, NW, Suite 700
Washington, DC 20001-3980
Attention: Ling Ling
Phone: 202.383.0236
E-mail: ling.ling@sutherland.com

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(b)If to the Hannover Parties:

Hannover Rück SE
Karl-Wiechert-Allee 50
D-30625
Hannover, Germany,
Attention: LH-RH
Hannover Re (Ireland) Limited4 Custom House Plaza
IFSC
Dublin 1
Ireland
Attention: Chief Financial Officer
Email: Brian.Holland@hannover-re.com
Hannover Life Reassurance Company of America
200 S. Orange Ave. - Suite 1900
Orlando, Florida 32801
Attn: General Counsel
Email 1: fsops@hlramerica.com
Email 2: fsreporting@hlramerica.com

Any party hereto may change its address (street or email) for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
7.04     Waiver; Cumulative Remedies. No failure by any party hereto to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

7.05     Offset. Either SLDI or Voya, on the one hand, or Hannover Re or HRI, on the other hand is authorized at any time and from time to time, to the fullest extent permitted by Law, to set off mutual debits or credits owed or owing at any time under this Agreement or other obligations now or hereafter existing under this Agreement.

7.06     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no party hereto may without the prior written consent of the other parties hereto assign or otherwise transfer any of its rights or obligations hereunder. Nothing in this Agreement, expressed or implied, shall

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be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

7.07     Treatment of Certain Information; Confidentiality. Each Hannover Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective directors, officers, employees, agents, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (c) to any other party hereto, (d) with the consent of the Voya Parties or (e) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

For purposes of this Section 7.07, “Information” means all information received from SLD or any Voya Party relating to any such Voya Party or its Affiliates or the Subject Business, other than any such information that is available to the Hannover Parties on a nonconfidential basis prior to disclosure by SLD or any Voya Party thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
7.08     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Article V, this Agreement shall become effective when it shall have been executed by all of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email with PDF attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7.09     Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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7.10     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.

7.11     CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. EACH PARTY HERETO (i) IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY IN ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT AL L CLAIMS IN SUCH ACTION MAY BE DECIDED IN SUCH COURT, (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM AND (iv) CONSENTS TO THE SERVICE OF PROCESS BY MAIL. A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT ITS RIGHT TO BRING ANY ACTION IN ANY OTHER COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

7.12    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REFERENCED HEREUNDER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

By:    /s/ Peter Schaefer
Name: Peter Schaefer
Title: President & CEO

By:    /s/ Steven Najjar
Name: Steven Najjar
Title: EVP

HANNOVER RE (IRELAND) LIMITED

By:    /s/ Debbie O’Hare
Name: Debbie O’Hare
Title: CEO

By:    /s/ Brian Holland
Name: Brian Holland
Title: CFO

HANNOVER RÜCK SE
By:    /s/ Ulrich Wallin
Name: Ulrich Wallin
Title: Chairman of the Executive Board

By:    /s/ Roland Vogel
Name: Roland Vogel
Title: Member of the Executive Board

Buyer Facility Agreement Signature Page
25511681.41

SECURITY LIFE OF DENVER INTERNATIONAL
LIMITED

By:    /s/ Spencer T. Shell
Name: Spencer T. Shell
Title: VP, Assistant Treasurer and Assistant Secretary
By:    /s/ David S. Pendergrass
Name: David S. Pendergrass
Title: SVP and Treasurer
VOYA FINANCIAL, INC.

By:    /s/ Spencer T. Shell
Name: Spencer T. Shell
Title: VP and Assistant Treasurer
By:    /s/ David S. Pendergrass
Name: David S. Pendergrass
Title: SVP and Treasurer

Buyer Facility Agreement Signature Page
25511681.41